Exhibit 99.1

       PLX Technology, Inc. Reports First-Quarter 2007 Financial Results

     -- Introduction of Five New PCI Express Chips Extends Leadership Position

     -- Cost Reductions Yield Increase in Gross Margin

     SUNNYVALE, Calif.--(BUSINESS WIRE)--April 23, 2007--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the first quarter ended March 31, 2007.

     "In the first quarter, we continued to strengthen the foundation of our main growth engine, PCI Express, through new product development, product introductions, and customer design wins," said Mike Salameh, PLX(R) president and chief executive officer. "Our focus on financial execution yielded cost reductions that improved overall Company gross margin. Since January 2007, we have announced five new PCI Express(R) switches and now have a total of 15 PCI Express chips, covering a broad range of market requirements. These five new chips were designed using our third-generation PCI Express architecture, which extends our market lead in performance and power consumption.

     "We now have several hundred customers designing products using our PCI Express chips, many of whom use the devices in multiple programs concurrently and only a fraction of which are yet in volume production. Among the customer designs in production during the first quarter are products from four of the leading server suppliers and five of the top storage-system makers, plus leading suppliers of graphics, PC peripherals, embedded computing, and communications systems."

     For the first quarter ended March 31, 2007, PLX reported net revenues of $18.6 million, a seven percent decrease from the $20.0 million reported in the first quarter ended March 31, 2006, and an 11 percent decrease from the $21.0 million reported in the fourth quarter ended December 31, 2006. Net revenues for the first three months of 2006 include the one-time pick-up in revenue of $2.8 million as a result of the Company's change from the sell-through method of accounting for revenues to the sell-in method.

     Net loss for the first quarter ended March 31, 2007, under U.S. generally accepted accounting principles (GAAP), which included the effect of acquisition-related amortization of $0.4 million and share-based compensation of $1.2 million, was $0.3 million, or a loss of $0.01 per share (diluted). This compared to GAAP net income of $1.5 million, or $0.05 per share (diluted), in the first quarter ended March 31, 2006, and GAAP net income of $0.2 million, or $0.01 per share (diluted), in the fourth quarter ended December 31, 2006.

     The Company's gross margin for the first quarter ended March 31, 2007, was
61.0 percent, as compared with 62.5 percent for the first quarter ended March 31, 2006, and 55.9 percent for the fourth quarter ended December 31, 2006. In the fourth quarter, the Company recorded an inventory reserve associated with excess leaded product of $0.5 million, or 2.6 gross margin percentage points. Most of the remaining 2.5 percentage point improvement was driven by cost reductions in the PCI Express products.

     Operating expenses under GAAP for the first quarter ended March 31, 2007, were $12.4 million, as compared to $11.9 million for the fourth quarter ended December 31, 2006. The sequential increase was due primarily to additional tape-out-related expenses as we successfully completed product designs and increased spending on external engineering tools.

     The Company's balance sheet remained strong. At March 31, 2007, cash and investments were $45.1 million, compared to $42.3 million at December 31, 2006. Additionally, there continues to be no debt.

     Business Outlook

     The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its second-quarter earnings release, although it may provide additional detail regarding its guidance on today's scheduled conference call.

     -- Net revenues for the second quarter ended June 30, 2007, are expected to be between $19.5 million and $20.5 million, with approximately 32 percent of total net revenues attributable to PCI Express products.

     -- Gross margins are expected to be in the range of 60 percent to 62 percent.

     -- Operating expenses under GAAP are expected to be $13.0 million. The increase in operating expenses is driven by our planned costs to tape-out several new products as we successfully complete those designs. Operating expenses can fluctuate from quarter to quarter based on the timing of tape-outs for deep submicron products. Included in operating expenses are share-based compensation and acquisition related amortization which are expected to be approximately $1.6 million.

     PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its first-quarter financial results, as well as its second-quarter outlook. There will also be a live Webcast and a replay of the conference call available through the Investors section of the PLX Web site at www.plxtech.com/investors. To dial into the live Webcast, please call 913-981-5525. A recorded replay of this Webcast will be available on the PLX Website beginning 4:00 p.m. (PDT) on April 23, 2007, through 10:00 p.m. (PDT) on April 30, 2007. To listen to the replay via telephone, call 719-457-0820, and use access code 9884947. The Webcast can also be accessed through www.ccbn.com.

     For the live Webcast, listeners should go to the PLX Investors page at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

     About PLX

     PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world's leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The Company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company's estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the second quarter of 2007, which are set forth under the caption "Business Outlook," and statements regarding the PCI Express products. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers which include the Company's products, adverse economic conditions in general or those specifically affecting the Company's markets, reduced acceptance of the Company's PCI Express products, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company's customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

     PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.


                         PLX TECHNOLOGY, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
               (in thousands, except per share amounts)


                                           Three Months Ended
                                    March 31    March 31   December 31
                                      2007        2006        2006
                                   ----------- ----------- -----------

Net revenues                        $  18,640   $  20,005   $  20,963
Cost of revenues                        7,263       7,497       9,237
                                   ----------- ----------- -----------
Gross margin                           11,377      12,508      11,726

Operating expenses:
   Research and development             5,742       5,079       4,884
   Selling, general and
    administrative                      6,170       5,675       6,582
   Amortization of purchased
    intangible assets                     440         512         440
                                   ----------- ----------- -----------
Total operating expenses               12,352      11,266      11,906

Income (loss) from operations            (975)      1,242        (180)
Interest income and other, net            574         342         556
                                   ----------- ----------- -----------

Income (loss) before provision for
 income taxes                            (401)      1,584         376
Provision (benefit) for income
 taxes                                   (129)         43         214
                                   ----------- ----------- -----------

Net income (loss)                   $    (272)  $   1,541   $     162
                                   =========== =========== ===========

Basic net income (loss) per share   $   (0.01)  $    0.06   $    0.01
                                   =========== =========== ===========
Shares used to compute basic per
 share amounts                         28,645      27,884      28,494
                                   =========== =========== ===========
Diluted net income (loss) per share $   (0.01)  $    0.05   $    0.01
                                   =========== =========== ===========
Shares used to compute diluted per
 share amounts                         28,645      28,794      29,320
                                   =========== =========== ===========


                         PLX TECHNOLOGY, INC.

                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                                March 31   December 31
                                                  2007      2006 (1)
                                               ----------- -----------
                                               (unaudited)
ASSETS

   Cash and investments                         $  45,073   $  42,323
   Accounts receivable, net                         8,909       8,491
   Inventories                                      7,272       8,295
   Property and equipment, net                     28,397      28,744
   Goodwill                                        34,976      34,976
   Other intangible assets                          2,416       2,856
   Other assets                                     2,487       2,263
                                               ----------- -----------
Total assets                                    $ 129,530   $ 127,948
                                               =========== ===========

LIABILITIES

   Accounts payable                             $   4,727   $   2,995
   Accrued compensation and benefits                1,891       2,417
   Accrued commissions                                437       1,100
   Other accrued expenses                             533         500
                                               ----------- -----------
Total liabilities                                   7,588       7,012

STOCKHOLDERS' EQUITY

   Common stock, par value                             29          29
   Additional paid-in capital                     130,025     128,735
   Accumulated other comprehensive loss              (108)        (96)
   Accumulated deficit                             (8,004)     (7,732)
                                               ----------- -----------
Total stockholders' equity                        121,942     120,936
                                               ----------- -----------
Total liabilities and stockholders' equity      $ 129,530   $ 127,948
                                               =========== ===========

(1) Derived from audited financial statements


                         PLX TECHNOLOGY, INC.
                          SUPPLEMENTAL DATA
                             (Unaudited)


                       Percentage of Net
                             Revenues        Q107 vs Q106 Q107 vs Q406
                                             -------------------------
                      Q107    Q106    Q406        %            %
                     ------- ------- ------- ------------ ------------
Net Revenues by
 Geography
Americas              32.9%   28.3%   31.2%       8%          (6)%
Asia Pacific          54.6%   57.0%   57.3%     (11%)        (15%)
Europe                12.5%   14.7%   11.5%     (20%)         (3%)

                          Share-Based
                           Compensation
                         (in thousands)
                      Q107    Q106    Q406
                     ------- ------- -------
Manufacturing        $   18  $   10  $   13
Research and
 development            532     477     486
Selling, general and
 administrative         602     577     732
                     ------- ------- -------
                     $1,152  $1,064  $1,231
                     ======= ======= =======


     CONTACT: PLX Technology, Inc.
              Company Contact:
              Arthur O. Whipple, CFO, 408-774-9060
              investor-relations@plxtech.com
              or
              CommonGround Communications (for PLX)
              Editorial Contact:
              Jerry Steach, 415-222-9996
              jsteach@plxtech.com